Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Fuqin Fintech Limited:

We consent to the inclusion in the foregoing Registration Statement of Fuqin Fintech Limited and its subsidiaries (collectively the “Company”) on Amendment No. 1 to Form F-1 of our report dated on December 6, 2017, except for Note 2, which are dated on March 14, 2018, relating to our audits of the accompanying consolidated balance sheets of Fuqin Fintech Limited and its subsidiaries as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2016 and December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA LLP

Vancouver, Canada

March 14, 2018